March 6, 2013

EAGLE ROCK ENERGY ANNOUNCES NEW SUBSTANTIAL ACREAGE DEDICATION BY APACHE CORPORATION IN TEXAS PANHANDLE

HOUSTON - Eagle Rock Energy Partners, L.P. (NASDAQ:EROC) (the "Partnership") announced today that it has entered into a new fee-based Gas Gathering, Processing and Purchase Agreement (the "Agreement") with Apache Corporation ("Apache") to support Apache's active drilling program in the Texas Panhandle.
As part of the Agreement, Apache has dedicated to the Partnership all existing and future wells drilled within an area encompassing more than 106,000 gross acres, located in Hemphill, Lipscomb, Ochiltree, Roberts, Hansford and Sherman Counties, Texas, under market-based terms. The Agreement supersedes and expands on various existing agreements between the Partnership and Apache. The dedicated acreage covers the Granite Wash, Hogshooter, Tonkawa, Marmaton and Cleveland plays in the Anadarko Basin of the Texas Panhandle. The Agreement provides for fee-based compensation to the Partnership and applies to all existing and future wells completed by Apache on any of the acreage in the dedicated area.

The associated Apache production will be gathered and processed at one or more of the Partnership's cryogenic processing plants in the Texas Panhandle. Eagle Rock's Texas Panhandle assets consist of approximately 6,500 miles of gathering pipeline and over 480 MMcf/d of high-efficiency processing capacity, with an additional 60 MMcf/d of processing capacity expected to come on-line in the second quarter of 2013 following the completion of Eagle Rock's previously announced Wheeler Plant.

“We are very excited and pleased to be expanding our commercial relationship with Apache,” said Joseph A. Mills, Eagle Rock's Chairman and Chief Executive Officer. “Apache remains one of the most prominent and active oil and gas operators in the Texas Panhandle, and this important Agreement helps us in accomplishing two of our primary goals in our Midstream Business: strengthen our commercial position in the Texas Panhandle and increase the stability of our cash flows through more fee-based processing arrangements.”

About the Partnership
The Partnership is a growth-oriented master limited partnership engaged in two businesses: a) midstream, which includes (i) gathering, compressing, treating, processing and transporting natural gas; (ii) fractionating and transporting natural gas liquids (NGLs); (iii) crude oil and condensate logistics and marketing; and (iv) natural gas marketing and trading; and b) upstream, which includes exploiting, developing, and producing hydrocarbons in oil and natural gas properties.

Contacts:
Eagle Rock Energy Partners, L.P.

Jeff Wood, 281-408-1203
Senior Vice President and Chief Financial Officer

Adam Altsuler, 281-408-1350
Director, Corporate Finance and Investor Relations

This news release may include "forward-looking statements." All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the Partnership expects, believes or anticipates will or may occur in the future, including statements regarding the expected closing of the acquisition and timing thereof, purchase price multiples and the anticipated impact on the Partnership's financial results, are forward-looking statements and speak only as of the date on which such statement is made. These statements are based on certain assumptions made by the Partnership based on its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate under the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Partnership. These include, but are not limited to, risks related to volatility or declines (including sustained declines) in commodity prices; market demand for crude oil, natural gas and natural gas liquids; the effectiveness of the Partnership's hedging activities; the Partnership's ability to retain key customers; the Partnership's ability to continue to obtain new sources of crude oil and natural gas supply; the availability of local, intrastate and interstate transportation systems and other facilities to transport crude oil, natural gas and natural gas liquids; competition in the oil and gas industry; the Partnership's ability to obtain credit and access the capital markets; the Partnership's ability to obtain necessary government and regulatory approvals related to the acquisition; ability to obtain necessary third-party consents and approvals related to the acquisition; general economic conditions; and the effects of government regulations and policies. Should one or more of these risks or uncertainties occur, or should underlying assumptions prove incorrect, the Partnership's actual results and plans could differ materially from those implied or expressed by any forward-looking statements. The Partnership assumes no obligation to update any forward-looking statement as of any future date. For a detailed list of the Partnership's risk factors, please consult the Partnership's Form 10-K for the year ended December 31, 2012, as well as any other public filings and press releases.
###